FORM OF EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of April 30, 2016, is between HIMCO Variable Insurance Trust (the “Trust”) on behalf of each of the funds listed on Schedule A (each a “Fund” and collectively, the “Funds”) and Hartford Investment Management Company (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Advisory Agreement between the Trust, on behalf of each Fund, and the Adviser; and

WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds;

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.             For the period commencing April 30, 2016 through April 30, 2018, the Adviser hereby agrees to reimburse Fund expenses, exclusive of taxes, interest expense, brokerage commissions, acquired fund fees and expenses and extraordinary expenses, to the expense ratio specified for each Fund on Schedule B.

2.             The reimbursement described in Section 1 above is not subject to recoupment by the Adviser.

3.             The Adviser understands and intends that the Funds will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Trust on Form N-1A with the Securities and Exchange Commission, (2) in accruing the Funds’ expenses for purposes of calculating their net asset value per share and (3) for certain other purposes and expressly permits the Funds to do so.

4.             This Agreement shall renew automatically for one-year terms unless the Adviser provides written notice of termination prior to the start of such term.

5.             This Agreement may be amended or modified by mutual consent of the Adviser and the Board of Trustees of the Trust at any time prior to the expiration date of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HIMCO VARIABLE INSURANCE TRUST

By:
Name
Title:

HARTFORD INVESTMENT MANAGEMENT COMPANY

By:
Name
Title:

Schedule A

List of Portfolios

HIMCO Variable Insurance Trust
ON BEHALF OF:

HIMCO VIT Conservative Allocation Fund

HIMCO VIT Global Core Equity Fund

HIMCO VIT International Core Equity Fund

HIMCO VIT International Value Equity Fund

HIMCO VIT Large Cap Core Fund

HIMCO VIT Large Cap Growth Fund

HIMCO VIT Large Cap Value Fund

HIMCO VIT Moderate Allocation Fund

HIMCO VIT Small & Mid Cap Core Fund

HIMCO VIT Strategic Income Bond Fund

HIMCO VIT Total Return Bond Fund

Schedule B

Expense Limits

Fund Name	Share Class	Capped Expense Ratio (post waiver)
HIMCO VIT Conservative Allocation Fund	IB	0.57%
HIMCO VIT Global Core Equity Fund	IB	0.75%
HIMCO VIT International Core Equity Fund	IB	0.74%
HIMCO VIT International Value Equity Fund	IB	0.98%
HIMCO VIT Large Cap Core Fund	IB	0.49%
HIMCO VIT Large Cap Growth Fund	IB	0.55%
HIMCO VIT Large Cap Value Fund	IB	0.62%
HIMCO VIT Moderate Allocation Fund	IB	0.51%
HIMCO VIT Small & Mid Cap Core Fund	IB	0.76%
HIMCO VIT Strategic Income Bond Fund	IB	0.56%
HIMCO VIT Total Return Bond Fund	IB	0.49%